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                                                                       EXHIBIT 1

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                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


TO:             British Columbia Securities Commission
                Alberta Securities Commission
                Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
                Commission des valeurs mobilieres du Quebec
                Nova Scotia Securities Commission
                Securities Commission of Newfoundland and Labrador

ITEM 1. REPORTING ISSUER

                The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2. DATE OF MATERIAL CHANGE

                January 2, 2006

ITEM 3. NEWS RELEASE

                A news release was issued on January 3, 2006 through CNW news wire service.

ITEM 4. SUMMARY OF MATERIAL CHANGE

                The Corporation announced on January 3, 2006 that it commenced an unscheduled temporary shutdown of the primary crusher at its Lac des Iles mine with full production expected to resume by the end of the week.

ITEM 5. FULL DESCRIPTION OF MATERIAL CHANGE

                The Corporation announced on January 3, 2006 that it commenced an unscheduled temporary shutdown of the primary crusher at its Lac des Iles mine with full production expected to resume by the end of the week. The Corporation recently encountered operating disruptions with the primary crusher, which reduces the size of run-of-mine ore in preparation for milling.

                The Corporation has the necessary spare parts in inventory. Employees have begun the crusher's disassembly and the repairs are expected to take up to three weeks to complete. Meantime, the Corporation has contracted with Sigfusson Northern Limited to bring portable crushing units on-site, in order to return to full mill production by the end of the week.

                Due to the disruptions in the primary crushing unit, the mill had also experienced intermittent stoppages throughout December. The Corporation utilized this downtime to perform the planned January maintenance work in late December, thus eliminating any further mill shutdowns in January. The mill is expected to continue running at a reduced rate of 7,500 to 9,000 tonnes per day until the end of the week when the portable crushing units will be fully online.

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ITEM 6. RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

                N/A

ITEM 7. OMITTED INFORMATION

                N/A

ITEM 8. EXECUTIVE OFFICER

                Mary D. Batoff, Vice President, Legal & Secretary

                Tel.: 416-360-2655

ITEM 9. DATE OF REPORT

                January 6, 2006.

Forward-Looking Statements - Certain statements included in this material change report are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. For a more comprehensive review of risk factors, that may effect plans or expected results, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


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